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                                                                  EXHIBIT (a)(2)

                   Form of recommendation to Unit holders of

                        CASA MUNRAS HOTEL PARTNERS, L.P.

              [To be included in Tender Offer to Purchase for Cash
                          Limited Partnership Units of

                        Casa Munras Hotel Partners, L.P.

                                       By

                               John F. Rothman and

                                 Ronald A. Young

                              dated July 21, 2003]


     The Partnership is unable to make a recommendation as to whether or not Unit holders should tender or refrain from tendering Units to the Offerors because the Offerors are each Managing Members and 50% owners of Casa Munras GP, LLC, the General Partner of the Partnership. This poses a conflict of interest resulting from the affiliation between the Partnership and the Offerors. Therefore, the Partnership believes that each Unit holder should make his or her own decision whether or not to tender Units to the Offerors.